                                                                            Exhibit 99.1

News Announcement               For Immediate Release

PEAK RESORTS REPORTS FISCAL 2019
FIRST QUARTER RESULTS

Wildwood, Missouri – September 11, 2018 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, today reported financial results for its fiscal 2019 first quarter as summarized below:

(in thousands, except per share data)	Three months ended July 31,
	2018	2017

Revenues	$7,007	$7,520
Resort operating costs	$14,271	$13,539
Loss from operations	$(13,018)	$(11,449)
Net loss	$(11,795)	$(8,595)
Net loss available to common shareholders	$(12,195)	$(8,995)
Loss per common share (basic and diluted)	$(0.87)	$(0.64)
Weighted average common shares (basic and diluted)	13,982,400	13,982,400
Vested restricted stock units	103,203	49,818
Reported EBITDA*	$(9,543)	$(8,304)

*See pages 2-3 for Definitions of Non-GAAP Financial Measures

Timothy D. Boyd, President and Chief Executive Officer, commented, “We made good progress during the fiscal 2019 first quarter in preparing our resorts for the upcoming 2018/2019 ski season while benefiting from a full slate of summer events. Peak Resorts generated revenue of $7.0 million and continued construction on major capital projects at Mount Snow and Hunter Mountain. As we head into the fall, our entire team is eagerly awaiting the start of snowmaking and the shift to winter when we will welcome guests back to the mountains where we can show off our new lodge and expanded terrain.

“Reported EBITDA loss in the fiscal 2019 first quarter of $9.5 million was driven by increased labor and other expenses offset by the removal of the Attitash Hotel from our operating results as of May 1, 2018. As noted last quarter, wage pressure continues in New York and Vermont which we will look to offset with price increases this season. Our expenses were also impacted by a number of normal summer season maintenance projects completed in the fiscal 2019 first quarter instead of during the second quarter to allow our teams to concentrate on completing our major capital projects.

“At Mount Snow, we are nearing completion of our new $22 million Carinthia Lodge which will add much needed modern amenities at the base of the Carinthia face in time for the ski season. Our crews are working non-stop to finish construction of a 42,000 square foot facility that will further enhance the guest experience at our flagship resort. The facility’s new food and beverage offerings as well as its retail shop and rental facilities will greatly improve guest circulation across the mountain this coming winter.

“Construction on the mountain at Hunter continues at a brisk pace as we ready Hunter North for skiers and riders. This key project is expanding skiable terrain by 80 acres through the addition of five new trails and four new gladed areas and will include a new high-speed six-person chair lift and a new entrance to our resort. Our teams have completed the grading of our trails and have now turned their attention to the installation of the chair lift and automated snowmaking equipment. The views from this new terrain are spectacular and they will change the way our guests view Hunter Mountain.”

Fiscal First Quarter Results Review

Fiscal 2019 first quarter revenue was $7.0 million compared to $7.5 million in the prior year quarter as increased summer festival, banquet and event revenue at Mount Snow and Hunter Mountain partially offset the removal of the Attitash Hotel from our operating results. Resort operating expenses in the fiscal 2019 first quarter rose 5.4% year over year to $14.3 million, driven by higher wages, higher power and utilities expense, and higher other expenses, offset by the removal of Attitash Hotel-related expenses as of May 1, 2018. General and administrative expenses in the fiscal 2019 first quarter were $1.3 million, essentially flat with the prior year quarter.

Reported EBITDA for the first fiscal quarter of 2019 was a loss of $9.5 million, compared to a loss of $8.3 million in the year-ago quarter. The increase in Reported EBITDA loss on a year-over-year basis was driven by increased labor and other expenses across the business, partially offset by the removal of the Attitash Hotel from our operating results as of May 1, 2018. The increase in other expenses was largely related to maintenance projects undertaken during the seasonally slow summer months.

Balance Sheet Update

As of July 31, 2018, the Company had cash and cash equivalents of $10.1 million and total outstanding debt of $180.6 million, including $12.4 million drawn against its revolving line of credit and long-term debt of $165.8 million, net of debt issuance costs and current portion.

Christopher J. Bub, Chief Financial Officer, added, “We invested $8.5 million in capital improvements in the fiscal 2019 first quarter, including $1.2 million in maintenance capital, as we prepare for the upcoming skiing and riding season at our 14 mountains in the Midwest and Northeast. Looking ahead, we expect to benefit from our continued strategic investments and efforts to enhance operating efficiencies across our existing mountain portfolio this winter.”

Investor Conference Call and Webcast

The Company will host an investor conference call and webcast to discuss its fiscal 2019 first quarter results today at 9:00 a.m. ET. Interested parties can access the conference call by dialing (844) 526-1518 or, for international callers, by dialing (647) 253-8644; the conference ID number is 6561818. A webcast of the conference call can also be accessed live at ir.peakresorts.com (select “Event Calendar”). Following the completion of the call, an archived webcast will be available for replay at the same location.

Definitions and Reconciliations of Non-GAAP Financial Measures

Reported EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The Company defines Reported EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, other income or expense and other non-recurring items. The following table includes a reconciliation of Reported EBITDA to the GAAP related measure of Net income (loss):

(dollars in thousands)	Three months ended July 31,
	2018	2017
Net loss	$(11,795)	$(8,595)
Income tax benefit	(4,587)	(5,727)
Interest expense, net	3,479	3,011
Depreciation and amortization	3,298	3,145
Restructuring charges	177	-
Investment income	(32)	(55)
Gain on sale/leaseback	(83)	(83)
Reported EBITDA*	$(9,543)	$(8,304)

The Company has specifically chosen to include Reported EBITDA as a measurement of its results of operations because it considers this measurement to be a significant indication of its financial performance and available capital resources. Because of large depreciation and other charges relating to the Company’s ski resort operations, it is difficult for management to fully and accurately evaluate financial performance and available capital resources using net income alone. In addition, the use of this non-U.S. GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position. Management believes that by providing investors with Reported EBITDA, they will have a clearer understanding of the Company’s financial performance and cash flows because Reported EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure; (ii) helps investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of its capital structure and asset base from operating results; and (iii) is used by the Board of Directors, management and lenders for various purposes, including as a measure of the Company’s operating performance and as a basis for planning.

The items excluded from net income to arrive at Reported EBITDA are significant components for understanding and assessing the Company’s financial performance and liquidity. Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the Company’s condensed consolidated financial statements as indicators of financial performance or liquidity. Because Reported EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Reported EBITDA as presented may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The Company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are Company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the Company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the Company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended April 30, 2018, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the Company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended July 31,
	2018	2017

Net revenue	$7,007	$7,520

Operating expenses:
Resort operating costs	14,271	13,539
Depreciation and amortization	3,298	3,145
General and administrative	1,256	1,248
Real estate and other non-income taxes	687	684
Land and building rent	336	353
Restructuring charges	177	-
Loss from operations	(13,018)	(11,449)

Other (expense) income:
Interest, net of amounts capitalized of $173
and $431 in 2018 and 2017, respectively	(3,479)	(3,011)
Gain on sale/leaseback	83	83
Other income	32	55
	(3,364)	(2,873)

Loss before income taxes	(16,382)	(14,322)
Income tax benefit	(4,587)	(5,727)
Net loss	$(11,795)	$(8,595)

Less declaration and accretion of Series A preferred
stock dividends	(400)	(400)
Net loss attributable to common shareholders	$(12,195)	$(8,995)

Basic and diluted loss per common share	$(0.87)	$(0.64)

Cash dividends declared per common share	$0.07	$0.07

Cash dividends declared per preferred share	$20.00	$-

Condensed Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

	July 31,	April 30,
	2018	2018
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$10,085	$23,091
Restricted cash	1,440	1,163
Income tax receivable	4,587	-
Accounts receivable	2,872	8,560
Inventory	2,097	1,971
Prepaid expenses and deposits	10,034	12,731
Total current assets	31,115	47,516

Property and equipment, net	209,102	204,095
Land held for development	37,640	37,634
Restricted cash, construction	8,589	12,175
Goodwill	4,382	4,382
Intangible assets, net	721	731
Other assets	2,513	1,797
Total assets	$294,062	$308,330

Liabilities and Stockholders' Equity

Current liabilities:
Revolving lines of credit	$12,415	$12,415
Current maturities of long-term debt	2,421	2,614
Accounts payable and accrued expenses	10,507	12,079
Accrued salaries, wages and related taxes and benefits	1,036	922
Unearned revenue	16,756	16,084
Current portion of deferred gain on sale/leaseback	333	333
Total current liabilities	43,468	44,447

Long-term debt, less current maturities	165,768	165,837
Deferred gain on sale/leaseback	2,429	2,512
Deferred income taxes	7,809	7,809
Other liabilities	495	504
Total liabilities	219,969	221,109

Series A preferred stock, $0.01 par value per share, $1,000
Liquidation preference per share, 40,000 shares authorized,
20,000 shares issued and outstanding	17,401	17,401

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share, 40,000,000 shares
authorized, 13,982,400 shares issued and outstanding	140	140
Additional paid-in capital	86,687	86,631
Accumulated deficit	(30,135)	(16,951)
Total stockholders' equity	56,692	69,820
Total liabilities and stockholders' equity	$294,062	$308,330

Supplemental Operating Data

(dollars in thousands)

(Unaudited)

	Three months ended July 31,
	2018	2017
Revenues:
Food and beverage	$2,745	$2,830
Hotel/lodging	1,444	1,841
Retail	212	241
Summer activities	1,909	1,881
Other	697	727
Total	$7,007	$7,520

Resort operating expenses:
Labor and labor related expenses	$8,388	$8,611
Retail and food and beverage cost of sales	894	752
Power and utilities	967	789
Other	4,022	3,387
Total	$14,271	$13,539